[EMBRAER NEWS RELEASE GRAPHIC][EMBRAER COMPANY LOGO]


EUROPEAN COMMERCE AUTHORITIES APPROVE EMBRAER'S ACQUISITION OF OGMA Embraer-led consortium to own 65 percent of Portuguese aircraft maintenance company

Sao Jose dos Campos, March 9, 2005 - Government commerce authorities from Portugal, Germany and Italy have approved the acquisition of OGMA - Industria Aeronautica de Portugal S.A. by a consortium formed by Embraer and the European Aeronautic Defense and Space Company (EADS).

To acquire OGMA, Embraer and EADS created the AIRHOLDING, SGPS, S.A., with Embraer holding a 99 percent stake and EADS holding a 1 percent stake. In the future, the participation of EADS in this company can reach a maximum of 30 percent.

"We are very pleased that commerce authorities approved the deal. The acquisition of OGMA will allow Embraer to expand its presence in Europe through a brand recognized in the aerospace market for the excellence of its products and services," said Antonio Pires Monteiro, the new OGMA Chief Executive Officer. Monteiro has been an engineer with Embraer for over 30 years and has occupied many key positions in management. With the deal allowed to proceed, Embraer also appointed Ladislau Cid to be OGMA's new Chief Financial Officer.

The Embraer-led consortium was chosen to lead the privatization of OGMA in late December 2004, with AIRHOLDING, SGPS, S.A. buying a 65 percent stake in the company from Empresa Portuguesa de Defesa (EMPORDEF). EMPORDEF, controlled by the Portuguese government, will retain 35 percent of OGMA's shares.

About OGMA
----------

OGMA, founded in 1918, has been dedicated to aircraft maintenance, being a major representative of the aviation industry in Europe, offering services that cover the maintenance and repair of civil and military aircraft and engines and parts, assembly of structural components and engineering support.

Its key military customers include the Portuguese air force, the French air force, the U.S. Air Force and Navy, the NATO Maintenance and Supply Agency, the Norwegian and Dutch navies, among others. On the commercial side, OGMA has provided services to airlines like TAP, Portugalia, British Midland, and Luxair, and companies such as Embraer and Rolls-Royce.


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
  Press       Headquarters                 North America           Europe, Middle East
offices       Rosana Dias:                 Doug Oliver:            and Africa
              rosana.dias@embraer.com.br   doliver@embraer.com     Stephane Guilbaud:
              Cell: +55 12 9724-4929       Phone: +1 954 359 3414  sguilbaud@embraer.fr
              Phone: +55 12 3927 1311      Cell: +1 954 232 9560   Phone: + 33 (0) 1 49 38 44 55
              Fax: + 55 12 3927 2411       Fax: +1 954 359 4755    Cell. +33 (0) 6 75 22 85 19
                                                                   Fax: + 33 (0) 1 49 38 44 56
                                                                   Catherine Fracchia
                                                                   cfracchia@embraer.fr
                                                                   Phone: +33 (0) 1 49 38 45 30

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              [EMBRAER NEWS RELEASE GRAPHIC][EMBRAER COMPANY LOGO]


Beyond maintenance work, OGMA manufactures structural components and composite materials for Boeing, Airbus, Lockheed Martin, Dassault and Pilatus.

Currently, OGMA employs around 1,600 people and its 2004 net sales totaled about
(euro)140 million.

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Note to Editors
---------------

Embraer (Empresa Brasileira de Aeronautica S.A. - NYSE: ERJ; Bovespa: EMBR3 and EMBR4) is the world's leading manufacturer of Commercial jets up to 110 seats with 35 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the global Airline, Defense and Corporate markets. With headquarters in Sao Jose dos Campos, state of Sao Paulo, the Company has offices and customer service bases in Australia, China, France, Singapore and the United States. Embraer is among Brazil's leading exporting companies. As of December 31, 2004 Embraer had a total workforce of 14,648 people, and its firm order backlog totaled US$ 10.1 billion.


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This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company's businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among other: general economic, politic and trade conditions in Brazil and in those markets where the
Company does business; expectations on industry trends; the Company's investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations.
The words "believe", "may", "is able", "will be able", "intend", "continue",
"anticipate", "expect" and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts.
In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.
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
  Press       Headquarters                 North America           Europe, Middle East
offices       Rosana Dias:                 Doug Oliver:            and Africa
              rosana.dias@embraer.com.br   doliver@embraer.com     Stephane Guilbaud:
              Cell: +55 12 9724-4929       Phone: +1 954 359 3414  sguilbaud@embraer.fr
              Phone: +55 12 3927 1311      Cell: +1 954 232 9560   Phone: + 33 (0) 1 49 38 44 55
              Fax: + 55 12 3927 2411       Fax: +1 954 359 4755    Cell. +33 (0) 6 75 22 85 19
                                                                   Fax: + 33 (0) 1 49 38 44 56
                                                                   Catherine Fracchia
                                                                   cfracchia@embraer.fr
                                                                   Phone: +33 (0) 1 49 38 45 30

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